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                                     FORM 8-K

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934.

Date of Report (Date of earliest event reported)  April 26, 1996.



                             HIGH PLAINS CORPORATION

              (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction                               (Commission File
 of incorporation)                                          Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                 (IRS Employer
Wichita, Kansas 67202                                       Identification No.)
(Address of prinicipal
 exeuctive offices)


                                  (316) 269-4310
                         (Registrant's telephone number)


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FOR IMMEDIATE RELEASE

Contact: Raymond G. Friend
         High Plains Corporation

                         HIGH PLAINS CORPORATION PROJECTS
                       INCREASED PROFITS FOR FOURTH QUARTER


Wichita, KS, April 26, 1996 -- High Plains Corporation (NASDAQ:HIPC) today announced that it was projecting increased earnings per share for the fourth quarter ending June 30, 1996. This profitability is being achieved by the sale of the Company's grain contracts for the month of May, 1996, in conjunction with the sale of the June and July contracts which were previously announced.

The Company intends to temporarily suspend operations at both its York and Colwich facilities within one week and is projecting to have both plants idle through July 1996. During this period, the Company plans to complete modifications at one or both of our plants, which would enable us to produce industrial grade ethanol.

Total net revenue generated from the sale of the grain contracts covering this three month period is projected to be $5.6 million. As a result, the Company projects increased earnings for both the current quarter and the fiscal year and projects that it will have the cash flow to pay for the cost of plant modifications as well as to cover other ongoing cash requirements.

Stanley E. Larson, the Company's Chairman and Chief Executive Officer stated, "Modification of our plants to enable us to produce industrial grade ethanol should allow us to increase our revenues from a product that yields a higher price and reflects an expanding market.

We have determined that the sale of these contracts and the temporary idling of our facilities will provide more profit and hence more value to our shareholders. Also, the ability of the Company to choose between producing fuel grade or industrial ethanol should likewise enhance profitability and shareholder value.

The Company still maintains forward grain contracts for over 20 million bushels covering 80 percent of the Company's total production capability over the period from August 1996 through August 1997. If industrial grade contracts are completed as anticipated, it is the Company's intention to complete all modifications necessary to produce industrial grade ethanol and
to renew plant operations in August 1996.   Corn prices and our remaining
forward grain contracts will dictate the exact date of reopening."

Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol with 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

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                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   April 26, 1996                                HIGH PLAINS CORPORATION




                                                     Raymond G. Friend
                                                     Executive Vice President
                                                     - Chief Financial Officer